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                                                                      EXHIBIT 11

DATA DOCUMENTS INCORPORATED AND SUBSIDIARIES

COMPUTATION OF EARNINGS PER SHARE
(AMOUNTS IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                             Three Months Ended March 31,
                                                             ----------------------------
                                                                1997              1996
PRIMARY EARNINGS PER SHARE:
        Common stock outstanding                              9,615,668         8,603,409
        Common stock equivalents:
           Common stock warrants, if dilutive                   268,529         1,280,455
           Common stock options -- incremental shares            73,795            20,401
                                                             ----------        ----------
        Weighted average shares outstanding                   9,957,992         9,904,265
                                                             ==========        ==========

        Net income available for common stock                $    2,805        $    2,555
                                                             ==========        ==========

        Primary earnings per share                           $     0.28        $     0.26
                                                             ==========        ==========






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